UNITED STATES
             SECURITIES AND EXCHANGE COMMISSION
                   Washington, D.C. 20549


                          FORM 8-K


                       CURRENT REPORT
 Pursuant to Section 13 or 15(d) of The Securities Exchange
                         Act of 1934


 Date of Report (Date of earliest event reported)  July 15,2004


        AEI INCOME & GROWTH FUND XXII LIMITED PARTNERSHIP
    (Exact name of registrant as specified in its charter)


     State of Minnesota              24003           41-1848181
(State or other jurisdiction   (Commission File    (IRS Employer
   of incorporation)                Number)      Identification No.)


       30 East 7th Street, Suite 1300, St. Paul, Minnesota,55101
           (Address of Principal Executive Offices)


                          (651) 227-7333
     (Registrant's telephone number, including area code)


    (Former name or former address, if changed since last report)

Item 2.   Acquisition or Disposition of Assets.

       On July 15, 2004, the Partnership purchased a 40% interest in a Jared Jewelry store in Sugar Land, Texas for $1,510,760 from Transugar Limited Partnership, an unrelated third party. The property is leased to Sterling Jewelers Inc. under a Lease Agreement with a remaining primary term of 17.5 years, which may be renewed for up to two consecutive terms of five years. The Lease requires annual base rent of $116,290, which will increase every five years by ten percent. The Lease is a triple net lease under which the lessee is responsible for all real estate taxes, insurance, maintenance, repairs and operating expenses of the property. The remaining interest in the property was purchased by AEI Accredited Investor Fund 2002 Limited Partnership, an affiliate of the Partnership.

       The Partnership purchased the property with cash received from the sale of other property. The store was constructed in 2001 and is a 5,856 square foot building on approximately .89 acres. The freestanding retail store is located at 16010 Kensington Drive in Sugar Land, which is a suburb southwest of Houston.

       Sterling  Jewelers  Inc.  (Sterling)  is  the  second
largest specialty retailer of fine jewelry in the United States with over 1,000 stores, under the names Kay Jewelers, Jared The Galleria Of Jewelry and a number of regional names. For the fiscal year ended January 31, 2004, Sterling reported a net worth of approximately $1.3 billion and net income of approximately $133 million. Sterling is a subsidiary of Signet US Holdings, Inc., which in turn is wholly owned by Signet Group plc, whose shares are listed on the London Stock Exchange and whose American Depositary Shares are traded on the NASDAQ National Market under the symbol SIGY.

Item 7.   Financial Statements and Exhibits.

     (a)  Financial  statements  of  businesses  acquired   -
          Because the property acquired is subject to a net lease and represents less than 20% of the total assets of the Partnership as of December 31, 2003, no financial statements are required.

     (b) Pro forma financial information - A limited number of proforma adjustments are required to illustrate the effects of the above transaction on the Partnership's balance sheet and income statement. The following narrative description is furnished in lieu of the proforma statements:

          Assuming the Partnership had acquired the property on January 1, 2003, the Partnership's Investments in Real Estate would have increased by $1,510,760 and its Current Assets (cash) would have decreased by $1,510,760.


          The Rental Income for the Partnership would have increased from $802,156 to $918,446 for the year ended December 31, 2003 and from $268,432 to $297,504 for the three months ended March 31, 2004 if the Partnership had owned the property during the periods.

          Depreciation  Expense  would  have  increased   by
          $34,735 and $8,684 for the year ended December 31, 2003 and the three months ended March 31, 2004, respectively.

          The net effect of these proforma adjustments would have caused Net Income to increase from $1,949,960 to $2,031,515 and from $590,002 to $610,390, which would have resulted in Net Income of $121.29 and $36.80 per Limited Partnership Unit outstanding for the year ended December 31, 2003 and the three months ended March 31, 2004, respectively.

     (c)  Exhibits -

          Exhibit 10.1 - Assignment of Purchase Agreement dated May 13, 2004 between the Partnership, AEI Accredited Investor Fund 2002 Limited Partnership and AEI Fund Management, Inc. relating to the Property at 16010 Kensington Drive, Sugar Land, Texas.

          Exhibit 10.2 - Assignment and Assumption of Lease dated July 15, 2004 between the Partnership, AEI Accredited Investor Fund 2002 Limited Partnership and Transugar Limited Partnership relating to the Property at 16010 Kensington Drive, Sugar Land, Texas.


                         SIGNATURES

     Pursuant to the requirements of the Securities Exchange
Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                              AEI INCOME & GROWTH FUND XXII
                              LIMITED PARTNERSHIP

                              By: AEI Fund Management XXI, Inc.
                              Its: Managing General Partner


Date: July 29, 2004          /s/   Patrick W Keene
                              By:  Patrick W. Keene
                              Its: Chief Financial Officer